Exhibit 2.1

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      This amendment to the Agreement and Plan of Merger dated October 25, 2004 (the "Agreement") is entered into as of December 30, 2004, by and among Nannaco, Inc., a Texas corporation ("NNCO"), Nannaco Acquisitions, Inc., a Delaware corporation ("Acquisition Sub"), and NAZZ Productions, Inc., a Pennsylvania corporation ("NAZZ").

                                    RECITALS

A. NNCO and NAZZ wish to extend the period during which the proposed merger must close or automatically terminate for the purposes of providing additional time to undertake due diligence in connection with the proposed merger.

Accordingly, the parties hereby agree as follows:

Section 8 of the Agreement is deleted in its entirety and replaced as follows:

8.    Termination of Agreement. This Agreement shall terminate as follows:

            (a) at any time prior to the Effective Time by the mutual written agreement of all parties;

            (b) by NAZZ, in the event of a breach of any of the representations or warranties or covenants made by NNCO in this Agreement that has not been cured within 30 days after notice of such breach as delivered to NNCO by NAZZ;

            (c) by NNCO in the event of any of the representations or warranties made by NAZZ in this Agreement that has not been cured within 30 days after notice of such breach as delivered to NAZZ by NNCO; or

            (d) by either NNCO or NAZZ if the Closing shall have not occurred by March 31, 2005 (the "Upset Date") provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the closing to have been effected on or prior to such date.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first listed above.


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                                    NANNACO, INC.:



                                    By:  /s/ Steve Careaga
                                       -----------------------------------------
                                    Name: Steve Careaga
                                    Title: Chief Executive Officer


                                    NAZZ:

                                    NAZZ PRODUCTIONS, INC.


                                    By:  /s/ Nick Stagliano
                                       -----------------------------------------
                                    Name: Nick Stagliano
                                    Title: President and Chief Executive Officer


                                    ACQUISITION SUB:

                                    NANNACO ACQUISITION, INC.


                                    By:  /s/ David Otto
                                       -----------------------------------------
                                    Name: David Otto
                                    Title: President and Secretary


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